Filed Pursuant to Rule 433

Registration No. 333-233608

Final Term Sheet

September 1, 2021

VERIZON COMMUNICATIONS INC.

$1,000,000,000 2.850% Notes due 2041

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	2.850% Notes due 2041 (the “Notes”)

Trade Date:	September 1, 2021

Settlement Date (T+2):	September 3, 2021

Maturity Date:	September 3, 2041

Aggregate Principal Amount Offered:	$1,000,000,000

Public Offering Price:	99.758% plus accrued interest, if any, from September 3, 2021

Underwriting Discount:	0.600%

Proceeds to Verizon (before expenses):	99.158%

Interest Rate:	2.850% per annum

Interest Payment Dates:	Semiannually on each March 3 and September 3, commencing March 3, 2022

Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000

Optional Redemption:	(i) at any time prior to March 3, 2041 (six months prior to maturity), make-whole call at the greater of 100% of the principal amount of the Notes being redeemed or the discounted present value at Treasury Rate plus 20 basis points, plus accrued and unpaid interest and (ii) at any time on or after March 3, 2041 (six months prior to maturity), at 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest

Allocation:	Principal Amount of Notes
Loop Capital Markets LLC	$250,000,000
Morgan Stanley & Co. LLC	250,000,000
Samuel A. Ramirez & Company, Inc.	250,000,000
Siebert Williams Shank & Co., LLC	250,000,000

Total	$1,000,000,000

Purchasers:	Loop Capital Markets LLC
Morgan Stanley & Co. LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated September 1, 2021; Prospectus dated September 4, 2019

Additional Verizon Current Report incorporated by reference in the Preliminary Prospectus Supplement:	Verizon Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 1, 2021 is hereby incorporated by reference in the Preliminary Prospectus Supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC toll free at 1-866-718-1649, Loop Capital Markets LLC toll free at 1-888-294-8898, Samuel A. Ramirez & Company, Inc. toll free at 800-888-4086 or Siebert Williams Shank & Co., LLC toll free at (800) 924-1311 or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: 1-212-395-1525

Internet Site: www.verizon.com/about/investors

The information contained on or accessible through Verizon’s corporate website or any other website that it may maintain is not incorporated by reference herein.

No key information document (“KID”) required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area (“EEA”) has been prepared as the Notes will not be made available to any retail investor in the EEA.

No KID required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom (“UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (“EUWA”) (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared as the Notes will not be made available to any retail investor in the UK.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.